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                                                                     EXHIBIT 2.2

                             OFFSET ESCROW AGREEMENT

      THIS OFFSET ESCROW AGREEMENT (this "Agreement") is made and entered into as of November 29, 1999 (the "Effective Date") by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), the parties listed on Exhibit A attached hereto (collectively, the "Novalis Securityholders," and each individually, a "Novalis Securityholder"), ABS Capital Partners, L.P., as the representative of the Novalis Securityholders (the "Representative"), and Bankers Trust Company of California, N.A, as escrow agent (the "Escrow Agent").

                                    RECITALS

      WHEREAS, TriZetto, Novalis Corporation, a Delaware corporation ("Novalis"), and the Novalis Securityholders entered into a Stock Purchase Agreement dated as of November 29, 1999 (the "Purchase Agreement"), pursuant to which TriZetto will purchase all of the issued and outstanding shares of Novalis capital stock (the "Novalis Stock") from the Novalis Securityholders;

      WHEREAS, the Purchase Agreement and the Supplement to Novalis Disclosure Schedule ("Supplement to Novalis Disclosure Schedule") each provides that a portion of the consideration will be withheld from the Purchase Price (as defined in the Purchase Agreement) and will be placed in an escrow established in accordance with this Agreement to secure the offset obligations under Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule; and

      WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions under which the escrow will be established and maintained.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. CERTAIN DEFINED TERMS.

            1.1 TERMS DEFINED IN PURCHASE AGREEMENT AND THE SUPPLEMENT TO NOVALIS DISCLOSURE SCHEDULE. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings given to such terms in the Purchase Agreement and the Supplement to Novalis Disclosure Schedule.

            1.2 ESCROW. As used herein, the "Escrow" means the escrow and the Escrow Account (as defined in Section 3.1 below) established pursuant to this Agreement in which the Escrowed Property (as defined in Section 1.3 below) will be held to secure the offset rights of TriZetto in accordance with Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule.

            1.3 ESCROWED PROPERTY. As used herein, the "Escrowed Property" means, collectively: (a) 366,524 shares of TriZetto Stock issued on the Closing Date in connection with the purchase and sale of the Novalis Stock (the "Escrow Shares") and the Stock Powers (as defined in Section 3.1 below) executed and delivered by the Novalis Securityholders; (b) all interest or other amounts paid with respect to such Escrow Shares; and (c) all other property


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(including Distributions and Secondary Distributions (as defined in Section 3.2 below)) other than cash dividends issued or paid with respect to any Escrow Shares that are deposited in the Escrow Account pursuant to this Agreement, all of which shall be deemed to be "Escrowed Property" upon deposit in the Escrow Account. The number of Escrow Shares of each Novalis Securityholder that will be placed in the Escrow Account is equal to each Novalis Securityholder's proportionate share of the Escrowed Property set forth on Exhibit A hereto (the "Pro Rata Share"). As used herein, the term "Escrowed Property" includes all Distributions and Secondary Distributions (as defined in Section 3.2) on Escrowed Property and the term "Escrow Shares" includes all Distributions and Secondary Distributions on Escrowed Property consisting of stock or other securities.

            1.4 TERMINATION DATE. "Termination Date" means the one-year anniversary of the date hereof.

      2. APPOINTMENT OF ESCROW AGENT. TriZetto and the Novalis Securityholders hereby mutually appoint and designate the Escrow Agent to receive the Escrow Shares as set forth herein.

      3. FORMATION OF ESCROW ACCOUNT.

            3.1 DELIVERY AND DEPOSIT OF ESCROWED PROPERTY. Upon the execution of this Agreement by all parties hereto, TriZetto will promptly deliver to the Escrow Agent the Escrow Shares in the form of duly authorized and executed stock certificates issued in the respective names of the Novalis Securityholders, representing each Novalis Securityholder's Pro Rata Share of the Escrow Shares; and (b) each Novalis Securityholder will promptly deliver to the Escrow Agent duly executed Stock Assignments Separate From Certificate for such Novalis Securityholder's Escrow Shares in the form of Exhibit B ("Stock Powers"), signed in blank by such Novalis Securityholder. The Escrow Agent agrees to accept delivery of the above-mentioned Escrowed Property, which shall be clearly designated by TriZetto and the Novalis Securityholders, as applicable, as "Escrowed Property", and to hold the same in escrow in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall deliver a Receipt and Acknowledgement to the Representative upon receipt of any Escrowed Property.

            3.2 DISTRIBUTIONS, CONVERSIONS, VOTING AND RIGHTS OF OWNERSHIP. So long as the Escrow is in effect, dividends payable in stock or securities of TriZetto or of any other person, firm or entity or any other property, other than cash dividends which shall be distributed directly to Novalis Securityholders, or other distributions of any kind (including without limitation shares of TriZetto Common Stock issued in connection with a subdivision, split or recapitalization of TriZetto's Common Stock) that are paid, issued or made by TriZetto in respect of the Escrow Shares that are issuable by TriZetto or a third party upon the conversion or other exchange of Escrow Shares in a merger, consolidation, liquidation, exchange of shares or other transaction affecting the Escrow Shares or other Escrowed Property (the "Distributions"), or in respect of any such Distributions ("Secondary Distributions"), will be immediately delivered to the Escrow Agent and will be held in the Escrow on the same terms and conditions as those applied hereunder to the Escrow Shares, and the Novalis Securityholders will promptly sign and deliver to the Escrow Agent new Stock Powers or other applicable instruments of transfer for such Distributions and/or Secondary Distributions (duly executed in blank by the Novalis Securityholders) to be held in the Escrow as Escrowed Property pursuant to this Agreement. The


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Novalis Securityholders will have the right to exercise any and all rights to vote the Escrow Shares deposited in the Escrow Account for their account so long as such Escrow Shares are held in the Escrow and have not been released to TriZetto as provided herein and TriZetto will take all steps necessary to allow the exercise of such rights. While the stock certificates representing, and Stock Powers for, Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Novalis Securityholders, will (subject to the provisions of Sections 3.3 and 3.4 below) retain and be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. If reasonably requested to do so by TriZetto or the Escrow Agent, each Novalis Securityholder shall promptly execute and deliver to the Escrow Agent (or to TriZetto, as to Escrow Shares that are released to TriZetto as provided herein) replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property. If requested by TriZetto, due to the failure of any Novalis Securityholder to promptly execute and deliver replacement Stock Powers as herein provided, the Representative, acting as attorney-in-fact for each Novalis Securityholder, shall promptly execute on behalf of such Novalis Securityholder, and deliver to the Escrow Agent, replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property.

            3.3 NO TRANSFER OR ENCUMBRANCE. Except to the extent expressly permitted by the provisions of this Section 3.3, no Escrowed Property or any beneficial interest therein may be sold, assigned, pledged, encumbered or otherwise transferred (including without limitation by operation of law, other than an exchange or conversion of shares in a merger or consolidation) by any Novalis Securityholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Novalis Securityholder (other than such Novalis Securityholder's obligations under this Agreement) prior to the delivery and release to the Novalis Securityholders of the Escrowed Property by the Escrow Agent in accordance with the provisions of Section 4 hereof; provided, however, that any Novalis Securityholder may transfer its share of the Escrowed Property hereunder so long as such transfer is (i) by gift, (ii) upon death or permanent incapacity to his guardian, conservator, executor, administrator, trustees or beneficiaries under his will, (iii) to his spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, (iv) to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person, and all such persons agree to be bound by the terms hereof, or (v) to partners of, or other persons legally entitled to a distribution of property from, a Novalis Securityholder that is a partnership or similar investment vehicle, provided that as a condition to any such transfer, such partner or other person shall execute a joinder agreement specifically agreeing to be bound by the terms hereof.

            3.4 TREATMENT OF ESCROWED PROPERTY. The Escrowed Property shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

            3.5 INVESTMENT OF FUNDS. The cash portion of the Escrowed Property, if any, shall be invested and reinvested by the Escrow Agent, upon the instruction of the Representative, in U.S. Treasury obligations having a maturity of not more than 90 days or in such other certificates of deposit or instruments. All brokerage commissions and similar fees incurred in connection with the investments shall be paid out of the Escrowed Property. All interest income generated by such U.S. Treasury obligations, certificates of deposit or instruments shall be deemed part of the Escrowed Property and at the Termination Date, the income from the funds in the Escrow, if any, shall be paid to the Novalis Securityholders in


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accordance with each Novalis Securityholder's Pro Rata Share. Subject to the provisions of Section 7, the Escrow Agent shall not have any liability for loss sustained as a result of (i) any investment made pursuant to the instructions of the Representative, (ii) any liquidation of any investment prior to its maturity, or (iii) the failure of the Representative to give the Escrow Agent any instruction to invest or reinvest the cash portion of the Escrowed Amount or any earnings thereon.

      4. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

            4.1 LOCATION OF ESCROWED PROPERTY. The Escrow Agent shall keep all of the Escrowed Property, and all documents related to the recordkeeping of the Escrowed Property, at the office of the Escrow Agent identified in Section 10.1, in a suitable place for safekeeping.

            4.2 NOTICE OF CLAIMS FOR OFFSET RIGHTS AND INDEMNIFICATION. In the event either TriZetto or the Novalis Securityholders gives a Claim Notice to TriZetto or the Novalis Securityholders, as the case may be (as contemplated in Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule), the party providing such Claim Notice shall also give a copy of such Claim Notice to the Escrow Agent.

            4.3 RESOLUTION OF CLAIMS. As soon as practicable following resolution of a Claim (in accordance with the procedure in Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule for the resolution of such Claims) for which the Escrow Agent has been provided a Claim Notice pursuant to Section 4.2, the parties shall promptly provide or cause to be provided to the Escrow Agent either (i) a written notice signed by TriZetto, on the one hand, and the Representative, on the other hand, indicating that the Claim or Claims specified in the Claim Notice have been resolved by the parties through a mutually agreed upon resolution of the Claim or Claims, and identifying the amount of any TriZetto Recoverable Loss and/or Novalis Securityholders' Recoverable Loss upon which the parties have mutually agreed,
(ii) a written notice from the arbitrator or arbitrators who heard and decided the Claim in accordance with Section 11.12 of the Purchase Agreement (collectively, the "Arbitrator"), following final settlement of the Claim or Claims in accordance with the procedure in Section 11.12 of the Purchase Agreement, which notice shall indicate that the Claim or Claims specified in the Claim Notice have been resolved, and identifying the amount of any TriZetto Recoverable Loss and/or Novalis Securityholders' Recoverable Loss to which the parties are entitled with respect to such Claim or Claims as determined by the Arbitrator, or (iii) receipt of a court order or judgment directing the Escrow Agent to act with respect to the distribution of any Escrowed Property (each notice identified in (i), (ii) and (iii) above is referred to herein as a "Claim Resolution Notice"). In the event that any Claim Resolution Notice fails to indicate the amount of any TriZetto Recoverable Loss and/or Novalis Securityholders' Recoverable Loss, the Escrow Agent shall promptly request such information from TriZetto and the Representative, and TriZetto and the Representative shall cause such information to be promptly forwarded to the Escrow Agent.

            4.4 DELIVERY OF ESCROW STATEMENT. No Escrowed Property shall be released prior to the Termination Date. No more than ten business days after the Termination Date, the Escrow Agent shall deliver to TriZetto and the Representative an escrow statement identifying the following (the "Escrow Statement"):


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                  (a) the value of the Escrowed Property in the Escrow Account, as determined in accordance with this Section 4.4;

                  (b) the aggregate amount of all TriZetto Recoverable Losses identified in all Claim Resolution Notices received by the Escrow Agent;

                  (c) the aggregate amount of all Novalis Securityholders' Recoverable Losses identified in all Claim Resolution Notices received by the Escrow Agent;

                  (d) a statement to the effect that either:

                        (i) the aggregate amount of all TriZetto Recoverable Losses exceeds the aggregate amount of all Novalis Securityholders' Recoverable Losses, and the amount of the excess of such TriZetto Recoverable Losses ("TriZetto Recovery Amount"), or

                        (ii) the aggregate amount of all Novalis
Securityholders' Recoverable Losses exceeds the aggregate amount of all TriZetto Recoverable Losses, and the amount of the excess of such Novalis
Securityholders' Recoverable Losses ("Novalis Securityholders' Recovery Amount"); and

                  (e) a list of all Claims with respect to which the Escrow Agent received a Claim Notice prior to the Termination Date but for which no Claim Resolution Notice has yet been received ("Outstanding Claims"), and the value of any TriZetto Recoverable Loss and/or Novalis Securityholders' Recoverable Loss identified in such Claim Notice(s).

For purposes of determining the value of the Escrowed Property to be reported in the Escrow Statement, the value of all Escrowed Property that is cash shall be the value of such cash in U.S. dollars, and the value of the Escrow Shares shall be equal, on a per share basis, to the average closing sales price of the TriZetto Stock as reported on the Nasdaq National Market ("NMS") (or other exchange or similar market on which the TriZetto Stock is regularly traded if not then traded on NMS) for the 20 trading days preceding the Termination Date. The value of any other Escrowed Property (other than cash and Escrow Shares) shall be determined by TriZetto and the Representative (in the event TriZetto and the Representative are unable to mutually agree on a value of such property within 30 days after a request by the Escrow Agent for such a determination, the parties shall submit the dispute to arbitration in accordance with the procedure specified in Section 11.12 of the Purchase Agreement, which arbitration decision shall be final and binding for purposes of determining the value of such Escrowed Property). TriZetto and the Representative shall each review the accuracy and completeness of the Escrow Statement, and shall notify each other and the Escrow Agent of any discrepancy asserted in good faith within 10 business days (the "Objection Notice Period") of receipt of the Escrow Statement ("Objection to Escrow Statement Notice").

            4.5 RELEASE OF ESCROWED PROPERTY - NO OUTSTANDING CLAIMS. In the event neither party has timely submitted an Objection to Escrow Statement Notice to the Escrow Agent (or the Escrow Agent has delivered the Final Escrow Statement in accordance with Section 4.7 below, as the case may be) and assuming there are no Outstanding Claims, then, promptly following the expiration of the Objection Notice Period (or the delivery of the Final Escrow Statement, as applicable), the Escrow Agent shall release the Escrowed Property as follows:


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                  (a) If prior to the Termination Date, the Escrow Agent did not receive any Claim Resolution Notices, then the Escrow Agent shall deliver to each of the Novalis Securityholders an amount of the Escrowed Property representing such Novalis Securityholder's Pro Rata Share of the Escrowed Property, free and clear of the Escrow created by this Agreement.

                  (b) If, prior to the Termination Date, the Escrow Agent received one or more Claim Resolution Notices, then:

                        (i) if the Escrow Agent reported a TriZetto Recovery Amount in the Escrow Statement (or Final Escrow Statement, as applicable), the Escrow Agent shall deliver to TriZetto such Escrowed Property with a value (as determined in accordance with Section 4.4) equal to the TriZetto Recovery Amount (subject to the limitations set forth in Section 4.8(a)), which Escrowed Property shall be in such proportions of Escrow Shares and other Escrowed Property as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time) and, to the extent practicable, shall be pro rata based on each Novalis Securityholders' Pro Rata Share of the Escrowed Property, and shall deliver to each of the Novalis Securityholders an amount of the remaining Escrowed Property (following the distribution to TriZetto of the TriZetto Recovery Amount), if any, representing such Novalis Securityholder's Pro Rata Share of such remaining Escrowed Property, free and clear of the Escrow created by this Agreement; and

                        (ii) if the Escrow Agent reported a Novalis
Securityholders' Recovery Amount in the Escrow Statement (or Final Escrow Statement, as applicable), the Escrow Agent shall deliver to each of the Novalis Securityholders an amount of the Escrowed Property representing such Novalis Securityholder's Pro Rata Share of the Escrowed Property, free and clear of the Escrow created by this Agreement.

            4.6 RELEASE OF ESCROWED PROPERTY - OUTSTANDING CLAIMS. In the event neither party has timely submitted an Objection to Escrow Statement Notice to the Escrow Agent (or the Escrow Agent has delivered the Final Escrow Statement in accordance with Section 4.7 below, as the case may be) and assuming there are one or more Outstanding Claims, then, promptly following the expiration of the Objection Notice Period (or the delivery of the Final Escrow Statement, as applicable), the Escrow Agent shall release the Escrowed Property as follows:

                  (a) If, prior to the Termination Date, the Escrow Agent did not receive any Claim Resolution Notices, then the Escrowed Property shall be distributed in accordance with Section 4.5(a); provided that, the Escrow Agent shall retain in the Escrow pursuant to the terms of this Agreement such Escrowed Property having a value (as determined in accordance with Section 4.4) equal to 125% of the excess of (i) the aggregate amount of all TriZetto Recovery Losses identified in the Claim Notice(s) for such Outstanding Claims over (ii) the amount of any Novalis Securityholders' Recoverable Losses reported by the Escrow Agent on the Escrow Statement (or Final Escrow Statement, as applicable) (the "Holdback Property").

                  (b) If, prior to the Termination Date, the Escrow Agent received one or more Claim Resolution Notices, then the Escrowed Property shall be distributed in accordance with Section 4.5(b); provided that, the Escrow Agent shall retain in the Escrow pursuant to the terms of this Agreement the Holdback Property.


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                  (c) Any Holdback Property retained in Escrow shall be
distributed only upon the receipt by the Escrow Agent of Claim Resolution Notices for all Outstanding Claims. If the aggregate amount of all TriZetto Recoverable Losses identified on the Claim Resolution Notices for all such Outstanding Claims exceeds the aggregate amount of all Novalis Securityholders' Recoverable Losses identified on the Claim Resolution Notices for all such Outstanding Claims (the "Final TriZetto Recovery Amount"), then the Escrow Agent shall, promptly following receipt of Claim Resolution Notices for all Outstanding Claims, deliver to TriZetto such Holdback Property with a value (as determined in accordance with Section 4.4) equal to the Final TriZetto Recovery Amount (subject to the limitation set forth in Section 4.8(a)), which Holdback Property shall be in such proportions of Escrow Shares and other Escrowed Property as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time) and, to the extent practicable, shall be pro rata based on each Novalis Securityholders' Pro Rata Share of the Escrowed Property, and shall deliver to each of the Novalis Securityholders an amount of the remaining Holdback Property (following the distribution to TriZetto of the Final TriZetto Recovery Amount), if any, representing such Novalis Securityholder's Pro Rata Share of such remaining Holdback Property, free and clear of the Escrow created by this Agreement. If, instead, the aggregate amount of all Novalis Securityholders' Recoverable Losses identified on the Claim Resolution Notices for all such Outstanding Claims exceeds the aggregate amount of all TriZetto Recoverable Losses identified on the Claim Resolution Notices for all such Outstanding Claims (or if there are no such TriZetto Recoverable Losses), then the Escrow Agent shall, promptly following receipt of Claim Resolution Notices for all Outstanding Claims, deliver to each of the Novalis Securityholders an amount of the Holdback Property representing such Novalis Securityholder's Pro Rata Share of such Holdback Property, free and clear of the Escrow created by this Agreement.

          4.7   DISPUTES REGARDING THE ACCURACY OF THE ESCROW STATEMENT.

                  (a) In the event either party timely submits an Objection to Escrow Statement Notice, TriZetto, the Representative and the Escrow Agent shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve all disputes regarding the accuracy of the Escrow Statement.

                  (b) If TriZetto and the Representative are able to resolve all disputes regarding the accuracy of the Escrow Statement within 30 days after the date of the Objection to Escrow Statement Notice, then TriZetto and the Representative shall promptly provide written instructions to the Escrow Agent regarding the appropriate revisions to the Escrow Statement.

                  (c) If TriZetto and the Representative are unable to resolve all disputes regarding the accuracy of the Escrow Statement within 30 days after the date of the Objection to Escrow Statement Notice, the resolution of the disputes shall be referred to and settled by arbitration in accordance with
Section 11.12 of the Purchase Agreement. Following settlement by arbitration, the Arbitrator shall distribute to TriZetto, the Representative and the Escrow Agent written instructions regarding the appropriate revisions to the Escrow Statement.

                  (d) Following receipt of the written instructions regarding revisions to the Escrow Statement from the parties or the Arbitrator, as applicable, as contemplated in Subsections (b) and (c) above (the "Written Instructions"), the Escrow Agent shall promptly deliver a revised Escrow Statement (the "Revised Escrow Statement") to TriZetto and the


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Representative. TriZetto and the Representative shall have five business days from the date they receive the Revised Escrow Statement to notify the other party and the Escrow Agent of any discrepancies regarding the accuracy of the Revised Escrow Statement (provided that such discrepancies shall be limited to discrepancies regarding the Escrow Agent's failure to follow the Written Instructions). Any such discrepancies shall be promptly communicated to the other party and the Escrow Agent and the Revised Escrow Statement shall be further revised accordingly. If necessary (and if applicable), the parties will consult the Arbitrator to assist in the resolution of any such discrepancies.

                  (e) Following finalization and recirculation of the Revised Escrow Statement in accordance with Subsection (d) hereof (the "Final Escrow Statement"), the Escrow Agent shall distribute the Escrowed Property in accordance with the procedures specified in Sections 4.5 or 4.6, as applicable; it being understood, that, for purposes of Sections 4.5 and 4.6, all references to amounts and information identified on the Escrow Statement shall be deemed to refer to amounts and information identified on the Final Escrow Statement.

                  (f) Notwithstanding anything herein to the contrary, the Escrow Agent shall have no liability with respect to the accuracy or completeness of the Escrow Statement, any Revised Escrow Statement or any Final Escrow Statement (except as a result of the gross negligence or willful misconduct of the Escrow Agent).

            4.8 EXCESS RECOVERABLE LOSSES.

                  (a) EXCESS TRIZETTO RECOVERABLE LOSSES. In the event that, following the resolution of all Outstanding Claims (or, if there are no Outstanding Claims, then as reported in the Escrow Statement or Final Escrow Statement, as applicable), there is a TriZetto Recovery Amount that has not already been satisfied in accordance with instructions set forth in a Claim Resolution Notice, such unsatisfied TriZetto Recovery Amount shall be satisfied in accordance with Section 4.5(b)(i) or 4.6(c), as applicable, up to the amount of the aggregate value of the Escrowed Property (as determined in accordance with Section 4.4). TriZetto shall not be entitled to receive any amounts in excess of the value of the Escrowed Property.

                  (b) EXCESS NOVALIS SECURITYHOLDERS' RECOVERABLE LOSSES. In the event that, following the resolution of all Outstanding Claims (or, if there are no Outstanding Claims, then as reported in the Escrow Statement or Final Escrow Statement, as applicable) there is a Novalis Securityholders' Recovery Amount,
(i) the Escrowed Property shall be released to the Novalis Securityholders pursuant to the terms of this Agreement; and (ii) TriZetto shall pay to each of the Novalis Securityholders such Novalis Securityholder's Pro Rata Share of the Novalis Securityholders' Recoverable Losses in accordance with the requirements and subject to the dollar limitations in Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule. Nothing in this Section 4.8 shall be deemed to affect TriZetto's obligations with respect to the satisfaction of any future claims by Novalis Securityholders in accordance with the terms of
Article 8 of the Purchase Agreement and the Supplement to Novalis Disclosure Schedule.

            4.9 NO RESPONSIBILITY OF ESCROW AGENT TO RESOLVE DISPUTE; AMBIGUITY OR DISPUTE. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including any Claim, TriZetto Recoverable Losses, Novalis Securityholders' Recoverable Losses, Escrow Statement, Revised


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Escrow Statement or Final Escrow Statement, the Escrow Agent will not be required to determine the controversy or to take any action until such dispute has been resolved. If the Escrow Agent is uncertain as to its duties and rights hereunder, or in the event of any other dispute between or among the parties hereto and/or any other person or entity with respect to the Escrowed Property, the Escrow Agent shall be entitled, as its sole option, to refuse to comply with any demands, claims or instructions and to refrain from taking any action other than to keep the Escrowed Account and all Escrowed Property in the Escrow until the Escrow Agent is directed otherwise by joint written instructions signed by the parties hereto, or by a court order, and the Escrow Agent is authorized to deliver the Escrowed Property to, or commence an interpleader action in, any court of competent jurisdiction, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto. The Escrow Agent shall not be or become liable in any way for actions taken in accordance with this Section 4.9.

            4.10 DELIVERY METHODS. Delivery of Escrowed Property by the Escrow Agent shall be by nationally recognized overnight courier. The Escrow Agent shall not be responsible for obtaining insurance in connection with such delivery.

            4.11 POWER TO TRANSFER ESCROW AMOUNTS. The Escrow Agent is hereby granted the power to effect any transfer of Escrowed Property permitted or required by this Agreement in accordance with its terms.

      5. FEES AND EXPENSES OF ESCROW AGENT AND REPRESENTATIVE.

            5.1 ESCROW AGENT. TriZetto shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder; provided, however, that any extraordinary fees and expenses referred to in Section 5.3 below, including, without limitation, any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrowed Property will be paid 50% by TriZetto and 50% by the Novalis Securityholders.

            5.2 REPRESENTATIVE. The Representative will not be entitled to receive any compensation from TriZetto or the Novalis Securityholders in connection with this Agreement; however, the Novalis Securityholders shall indemnify and promptly reimburse the Representative for all reasonable expenses actually incurred by the Representative in connection with the performance of its duties hereunder (including, but not limited to, all losses, costs and expenses which the Representative may incur as a result of involvement in any legal proceedings arising from the performance of its duties hereunder) pro rata according to the Novalis Securityholders' respective Pro Rata Share. TriZetto shall not have any obligation to reimburse the Representative for any expenses whatsoever.

            5.3 ESCROW AGENT'S EXTRAORDINARY FEES. TriZetto and the Representative hereby acknowledge that all fees and usual charges for services of the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of the terms of this Agreement, or if any controversy arises and/or the Escrow Agent is made a party to any litigation pertaining to this Agreement or its subject matter, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs, attorney's fees and expenses incurred by the Escrow Agent in rendering such extraordinary services (except to the extent that


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the Escrow Agent is not entitled to indemnification pursuant to Section 7.3 hereof), which costs, fees and expenses shall be borne by TriZetto and the Novalis Securityholders as provided in Section 5.1 above.

      6. LIABILITY AND AUTHORITY OF REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

            6.1 LIMITS ON LIABILITY. The Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by it in good faith to be genuinely and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.

            6.2 SUCCESSOR REPRESENTATIVES. In the event of the death or permanent disability of the Representative, or the resignation of Representative as the representative of the Novalis Securityholders hereunder, a successor Representative shall be elected by a majority vote of the Novalis Securityholders, with each such Novalis Securityholder (or his successors or assigns) to be given a weighted vote based on such Novalis Securityholder's Pro Rata Share. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include each successor Representative.

            6.3 AUTHORITY OF REPRESENTATIVE. The Representative shall have full power and authority to represent the Novalis Securityholders and their successors with respect to all matters arising under this Agreement or related to the subject matter hereof and all actions taken by the Representative hereunder shall be binding upon each and all of the Novalis Securityholders and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise and settle any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Novalis Securityholders and their successors. The Novalis Securityholders have consented to the appointment of the Representative as representative of the Novalis Securityholders and as the attorney-in-fact and agent for and on behalf of each Novalis Securityholder for the purposes of taking actions and executing agreements and documents on behalf of any of the Novalis Securityholders as provided in this Agreement, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, but not limited to, the exercise of the power to authorize delivery to TriZetto of Escrowed Property and to take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each Novalis Securityholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement with respect to Escrowed Property so long as all Novalis Securityholders are treated in the same manner (unless the Novalis Securityholders otherwise consent). The Novalis Securityholders will be bound by all actions taken by the Representative in connection with this Agreement, and TriZetto will be entitled to rely on any action or decision of the Representative.

      7. LIMITATION OF ESCROW AGENT'S RESPONSIBILITY AND LIABILITY.

            7.1 LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitation, the Purchase Agreement and the Supplement to Novalis Disclosure Schedule. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement will be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent will not be responsible for, and will not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Agreement or of any agreement mandatory or supplemental hereto.

            7.2 LIMITATION OF LIABILITY. The Escrow Agent will incur no liability with respect to any action taken, not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone, provided that the Escrow Agent shall have used reasonable care in the selection of such counsel. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent will not be liable for any action taken or omitted to be taken by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the cause of any loss to TriZetto, the Representative, or any Novalis Securityholder. The Escrow Agent makes no representation or warranty with respect to, and is not responsible for, the Escrowed Amount, other than any losses resulting from its gross negligence or willful misconduct. The Escrow Agent will have no duty to solicit the delivery from TriZetto of any Escrowed Property. The Escrow Agent will have no obligation with respect to the Escrowed Property other than to (i) keep safely all property held in escrow, (ii) withhold the release of Escrowed Property to the Novalis Securityholders, or (iii) release the Escrowed Property to TriZetto, as the case may be, to the extent expressly provided in this Agreement.

            7.3 INDEMNITY. TriZetto and each of the Novalis Securityholders (each an "Indemnifying Party" and together the "Indemnifying Parties"), each hereby severally, but not jointly, covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent and its employees officers, directors and agents from and against any loss, damage or liability suffered, incurred by or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder; provided, however, that neither TriZetto, on the one hand, or the Novalis Securityholders, on the other hand, shall be responsible for more than half of any liability imposed upon or incurred by the Escrow Agent under this Section 7.3 unless TriZetto, on the one hand, or any of the Novalis Securityholders on the other hand, was the sole cause of a liability to be imposed upon or incurred by the Escrow Agent, in which event, TriZetto or the Novalis Securityholders, as applicable, shall be solely responsible for the liability imposed upon or incurred by the Escrow Agent; provided further, that the liability of any Novalis Securityholder shall be limited to such Novalis Securityholder's pro rata share of the liability of all of the Novalis Securityholders hereunder, based on the number of shares of Novalis stock held by such Novalis Securityholder; provided further, that each of TriZetto and the Novalis Securityholders shall have rights of contribution against each other to effect and enforce the rights and obligations set forth in this sentence; and provided further, that a party that caused a liability to be imposed upon or incurred by the Escrow Agent is not entitled to any contribution from the other party under this Escrow Agreement or otherwise. This indemnity will not apply to any such loss, damage or liability arising from the gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will any party be liable for special, indirect or consequential damage or loss of any kind whatsoever (including but not limited to lost profits) suffered or incurred by any other party, even if such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

            7.4 PARTICIPATION IN DEFENSE OF THE ESCROW AGENT. Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 7.3. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as escrow agent hereunder and will survive the termination of this Agreement by lapse of time or otherwise.

            7.5 NOTICE OF CLAIMS AGAINST ESCROW AGENT. The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter sent U.S. first class mail, registered or certified, of any receipt by the Escrow Agent of a written assertion of a claim against the Escrow Agent related to this Agreement, or any action commenced against the Escrow Agent, within 10 business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 7; provided, however, that, in the event the Escrow Agent fails to so notify each Indemnifying Party and an Indemnifying Party is prejudiced thereby, then such Indemnifying Party will not have liability to Escrow Agent under this Section 7.

            7.6 RELIANCE. The Escrow Agent shall be entitled to rely upon any court order, judgment, certification, instruction, award, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature reasonably believed by it to be genuine, and may reasonably assume that any person purporting to give notice or receipt or advice or to make any statement or to execute any document in connection with the provisions hereof has been duly authorized to do so.

            7.7 NO IMPLIED DUTIES; COLLATERAL AGREEMENTS. The Escrow Agent shall not be obligated to perform any duties that are not expressly set forth in this Agreement, and no implied covenants or obligations shall be inferred from this Agreement against the Escrow

Agent. The Escrow Agent shall not be bound in any way by any contract or agreement between the other parties or among the other parties and any third parties, whether or not the Escrow Agent has knowledge of any such contract or agreement or of its terms or conditions.

      8. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the parties to this Escrow Agreement, specifying not less than 30 days prior written notice of the date when such resignation shall take effect; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent and acceptance of such appointment by such successor Escrow Agent. TriZetto may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least Five Hundred Million Dollars ($500,000,000) which has no direct depository or lending relationship with TriZetto or any of the Novalis Securityholders and which is qualified to do business in the State of California, and may appoint any other successor Escrow Agent with the written consent of the Representative, which shall not be unreasonably withheld. If, within such notice period, TriZetto provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent in accordance with this Section 8 and directions for the transfer of any Escrowed Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrowed Property to such designated successor. If no successor Escrow Agent is appointed within 60 days of the date specified for the Escrow Agent's resignation to take effect, any party hereto (including the Escrow Agent) shall have the right to apply to a court of competent jurisdiction for such appointment at the expense of TriZetto. Each successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested in all the estates, properties, rights, powers and duties of the Escrow Agent or any other predecessor Escrow Agent as if originally named as Escrow Agent hereunder.

      9. TERMINATION. This Agreement shall terminate upon the earlier of (a) the release by the Escrow Agent of all of the Escrowed Property in accordance with this Agreement following the Termination Date, or (b) the delivery of written notice of earlier termination executed by or on behalf of TriZetto and the Representative. In the event that a contest exists on the Termination Date, the Escrow shall continue in place until the dispute is resolved pursuant to Section
7. This Escrow Agreement shall not be otherwise terminated. The obligations and liabilities of the Escrow Agent hereunder will terminate on termination of the Escrow Agreement. Irrespective of the date on which the obligations and liabilities of the Escrow Agent hereunder shall be terminated, the rights of the Escrow Agent and the obligations of the parties under Sections 5 and 7.3 shall survive, notwithstanding termination of this Escrow Agreement or the resignation of the Escrow Agent.

      10. MISCELLANEOUS.

            10.1 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(c) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two business days after deposit with a nationally recognized overnight courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten business days advance written notice to the other parties hereto):

      IF THE ESCROW AGENT:

            Bankers Trust Company of California, N.A
            1761 East St. Andrew Place
            Santa Ana, California 92705
            Attention:  Alan Sueda

      IF TO TRIZETTO TO:

            The TriZetto Group, Inc.
            567 San Nicolas Drive, Suite 360
            Newport Beach, California 92660
            Attention:  Jeffrey H. Margolis

      WITH A COPY TO:

            Stradling Yocca Carlson & Rauth
            660 Newport Center Drive, Suite 1600
            Newport Beach, California 92660
            Attention:  K.C. Schaaf, Esq.

      IF TO NOVALIS, TO:

            Novalis Corporation
            1 Columbia Circle
            Albany, New York 12203
            Attention:  Chester E. Burrell

      WITH A COPY TO:

            Hogan & Hartson, L.L.P.
            Columbia Square
            555 Thirteenth Street, N.W.
            Washington, D.C. 20004
            Attn:  Robert J. Waldman, Esq.

      IF TO THE NOVALIS SECURITYHOLDERS:

            The address set forth on Exhibit A attached hereto.

      IF TO THE REPRESENTATIVE:

            The address of the Representative set forth on Exhibit A attached hereto.

            10.2 AMENDMENT. This Agreement may be amended by the written agreement of TriZetto, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by TriZetto and the Representative, the

Escrow Agent will resign (which resignation shall be effective immediately and, in any event, prior to the effective date of the amendment) and TriZetto will appoint a successor Escrow Agent in accordance with Section 8 hereof. No such amendment may treat any one Novalis Securityholder differently from the other Novalis Securityholders unless consented to in writing by Novalis Securityholders having beneficial ownership of a majority of the Escrow Shares, including the consent of any Novalis Securityholder who is to be treated differently.

            10.3 WAIVER. At any time prior to the termination of this Agreement in accordance with Section 9, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            10.4 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            10.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

            10.7 ENTIRE AGREEMENT. Except as otherwise set forth in the Purchase Agreement, the Supplement to Novalis Disclosure Schedule and this Agreement (and the schedules and exhibits attached hereto) constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

            10.8 BENEFITS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns as permitted hereunder. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of law or otherwise), without the prior written consent of the other party (except as expressly contemplated in Section 8 hereof and except for the assignment of any of a Novalis Securityholder's rights to the extent such rights are assigned to a person or entity entitled to a distribution of property held by such Novalis Securityholder.

            10.9 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

            10.10 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with the laws of the State of Delaware as applied to contracts that are executed and performed in Delaware, without regard to choice of law provisions thereof.

            10.11 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered to all of the other parties hereto.

            10.12 GENDER. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Offset Escrow Agreement as of the day and year first above written.

                                THE TRIZETTO GROUP, INC., THE "COMPANY"


                                      By:
                                            ------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                            ------------------------------------


                                BANKERS  TRUST  COMPANY  OF  CALIFORNIA,   N.A.,
                                "ESCROW AGENT"


                                      By:
                                            ------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                            ------------------------------------


                                ABS CAPITAL PARTNERS, L.P.,
                                "REPRESENTATIVE"


                                By:     ABS Partners, L.P.,
                                        its  General Partner

                                      By:
                                            ------------------------------------
                                      Name: Frederick L. Bryant
                                            Title:   General Partner

                                "NOVALIS SECURITYHOLDERS"


                                ABS CAPITAL PARTNERS, L.P.

                                By:     ABS Partners, L.P.,
                                        its  General Partner

                                      By:
                                            ------------------------------------
                                      Name:  Frederick L. Bryant
                                      Title: General Partner

                                        BANCBOSTON INVESTMENTS INC.

                                        By:
                                            ------------------------------------
                                        Name:  Marcia T. Bates
                                        Title: Vice President

                                      ST. PAUL FIRE AND MARINE INSURANCE
                                      COMPANY


                                      By:
                                            ------------------------------------
                                      Name:  Everett V. Cox
                                      Title: Authorized Representative


                                      ST. PAUL VENTURE CAPITAL V, L.L.C.`


                                      By:
                                            ------------------------------------
                                      Name:  Everett V. Cox
                                      Title:
                                            ------------------------------------


                                      EDISON VENTURE FUND III, L.P.

                                      By:  Edison Partners III, L.P.,
                                           its General Partner

                                           By:
                                               ---------------------------------
                                           Name:  Gustav H. Koven
                                           Title:    General Partner


                                      GALEN EMPLOYEE FUND, L.P.


                                      By:
                                          --------------------------------------
                                      Name:Bruce F. Wesson
                                      Title:    General Partner


                                      GALEN PARTNERS II, L.P.

                                      By:  GWW Partners, L.P.,
                                           its General Partner


                                           By:
                                              ----------------------------------
                                           Name:  Bruce F. Wesson
                                           Title: General Partner

                                      GALEN PARTNERS INTERNATIONAL II, L.P.

                                      By:  GWW Partners, L.P.,
                                           its General Partner

                                           By:
                                              ----------------------------------
                                           Name:  Bruce F. Wesson
                                           Title: General Partner

                                    EXHIBIT A

              LISTING OF NOVALIS STOCKHOLDERS AND ESCROWED AMOUNTS




[Omitted pursuant to Item 601 of Regulation S-K - information is not material to an investment decision]

                                    EXHIBIT B

                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE


      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers an aggregate of ___________________ (______) shares of Common Stock of The TriZetto Group, Inc., a Delaware corporation (the "Company"), standing in the undersigned's name on the books of said Company represented by Certificate No. ___ to ________________________.

      The undersigned further does hereby irrevocably constitute and appoint Bankers Trust Company of California, N.A, as escrow agent under the Offset Escrow Agreement dated as of November __, 1999 by and among the TriZetto Group, Inc., the parties listed on Exhibit A thereto, ABS Capital Partners, L.P. and Bankers Trust Company of California, N.A, its attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.



Dated:
      ---------------------------       ----------------------------------------


                                       B-1